NEWSRELEASE

Al Pichelli Appointed Chief Operating Officer of Teledyne

THOUSAND OAKS, Calif. – October 6, 2015 – Teledyne Technologies Incorporated (NYSE:TDY) announced today the promotion of Al Pichelli, Executive Vice President, to the position of Chief Operating Officer of Teledyne, effective immediately. Mr. Pichelli, already having responsibility for Teledyne’s Instrumentation and Aerospace and Defense Electronics business segments representing greater than 70% of total sales, now also assumes operational responsibility for the Digital Imaging and Engineered Systems segments.

Teledyne separately announced today that Rex Geveden, Executive Vice President of Teledyne, has resigned to pursue other professional opportunities. In addition, Edwin Roks, Chief Operating Officer of Teledyne DALSA, Inc., will serve as President of Teledyne DALSA, reporting to Al Pichelli.

“For over 35 years, Al’s commitment to Teledyne has never wavered. His leadership has been instrumental in Teledyne’s evolution, and I am delighted to announce his promotion,” said Robert Mehrabian, Chairman, President and Chief Executive Officer of Teledyne. “Finally, I would like to thank Rex for more than eight years of dedication and service to Teledyne. We wish Rex the best in his future pursuits.”

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542